Hawk Announces Full Year and Fourth Quarter 2009 Results

•	Company reports full year 2009 net income of $6.4 million or $0.73 per diluted share on sales of $172.4 million

•	Cash and investments of $83.1 million exceeds total debt by $6.0 million as of December 31, 2009

CLEVELAND, Ohio – March 10, 2010 – Hawk Corporation (NYSE Amex: HWK) announced today that net sales for the three months ended December 31, 2009, were $45.6 million compared to $57.9 million in the comparable prior year period, a decline of 21.2%. The decrease in sales during the fourth quarter of 2009 compared to the fourth quarter of 2008 was primarily the result of volume decreases, which had remained strong during the fourth quarter of 2008. However, starting in the second half of 2009, the Company saw improvements in a number of its markets, particularly in its construction and mining and truck markets. Total sales were up 4.8% in the fourth quarter of 2009 when compared to the third quarter of 2009. Net sales for the full year ended December 31, 2009 were $172.4 million, a decrease of 36.1%, from $269.6 million in 2008.

Income from operations during the fourth quarter 2009 was $4.9 million, a decrease of $0.5 million, or 9.3%, from $5.4 million in the comparable prior year period. The decrease in income from operations was primarily impacted by the volume declines and sales product mix during the quarter, largely offset by the impact of cost reductions initiated by the Company earlier in the year, including manufacturing cost controls, headcount reductions, elimination of certain employee benefits and a reduction of incentive compensation expense. For the year ended December 31, 2009, the Company reported income from operations of $16.7 million, a decrease of $22.5 million, or 57.4%, from $39.2 million in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “As with virtually all segments of the economy, we were affected by adverse business conditions. However, our results were cushioned by our proactive cost cutting, and the benefit of recession-resistant aftermarket sales of our ‘wear-part’ friction materials. As a result, we were able to generate cash from operations of $19.2 million and continued to fund important long-term initiatives of the Company.”

During the fourth quarter of 2009, the Company reported net income of $1.6 million, or $0.18 per diluted share compared to $2.4 million, or $0.26 per diluted share, in the comparable period of 2008, a decline of $0.8 million or 33.3%. For the year ended December 31, 2009, the Company reported net income of $6.4 million, or $0.73 per diluted share, a decrease of $14.4 million, or 69.2%, compared to net income of $20.8 million, or $2.21 per diluted share in 2008.

Working Capital and Liquidity
Cash and short-term investments decreased $10.2 million to $83.1 million as of December 31, 2009, compared to $93.3 million as of December 31, 2008. During 2009, the Company used its cash generated from operations to repurchase $12.6 million of its common stock and $10.0 million to repurchase a portion of its outstanding senior notes. In addition, the Company made a $3.9 million supplemental contribution to its defined benefit pension plans.

The Company’s total debt of $77.1 million is comprised of senior notes that mature in November 2014. At December 31, 2009, the Company’s cash and short-term investments exceeded total debt by $6.0 million.

During 2009, the Company spent $7.5 million on capital expenditures compared to $15.2 million in 2008. Depreciation and amortization was $8.1 million in 2009 compared to $7.8 million in 2008.

Business Outlook
Mr. Weinberg said, “Coming off a challenging year in 2009 which produced significantly lower revenues than 2008 record levels, we expect 2010 to reflect a recovery in the general economy and the markets we serve. As a result, we expect our revenues to be within a range of $190.0 million and $200.0 million, which represents an increase of between 10.2% and 16.0% from 2009 revenues of $172.4 million.”

Mr. Weinberg continued, “In 2009, we instituted several cost reduction initiatives in response to the decline in volumes. To remain competitive with our work force, we expect to reinstate some of the benefits and employee expenses that were frozen or eliminated in 2009. Although we are already beginning to experience a sales rebound in the early months of 2010, we are maintaining a degree of caution with respect to the effect cost increases and product mix will have on our operating margins. Based on these factors, we are forecasting 2010 income from operations to be between $18.0 million and $19.0 million, which represents an increase of 7.8% to 13.8% over 2009 operating income of $16.7 million.”

Mr. Weinberg continued, “Among the growth initiatives we are pursuing during 2010 is the enhancement of our presence in China via the acquisition of a small supplier and the expansion of our R&D, sales and engineering efforts in that country. Further, we have taken the first steps toward our establishment of a manufacturing presence in India.”

The Company expects to invest between $8.0 million and $10.0 million throughout 2010 in capital projects aligned with its long-term strategic plan. Depreciation and amortization is expected to be approximately $8.5 million. Our 2010 world-wide effective tax rate will be approximately 40%.

Stock Repurchase Program
On November 24, 2008, the Company’s Board of Directors approved a stock repurchase program pursuant to which the Company was authorized to purchase up to $15.0 million of its outstanding shares of common stock as allowed under its senior note indenture and credit facility. From the program’s inception in November 2008 through January 11, 2010, the Company purchased 1,090,271 shares of its common stock at an average price of $13.74 per share. On January 11, 2010, the $15.0 million repurchase limit was met and the program was completed.

On February 19, 2010, the Company’s Board of Directors approved a new stock repurchase program pursuant to which the Company is authorized to purchase up to an additional $25.0 million of its outstanding shares of common stock as allowed under its current senior note indenture and credit facility. Under the program, stock can be purchased from time to time in the open market, through privately negotiated transactions, through a trading plan satisfying the safe harbor provisions of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, or otherwise in accordance with securities laws and regulations. The timing and amount of any repurchases will be determined by the Company’s management, based on its evaluation of market conditions, share price and other factors. The Company has no obligation to repurchase shares under the repurchase program and the timing, actual number of shares to be purchased and the purchase prices to be paid by the Company will depend in part on market conditions. Under its domestic bank facility, the Company can repurchase the full $25.0 million of its common stock. Under the covenant formula applicable to stock repurchases in the indenture, including the recent amendment to the indenture which allowed for a repurchase of up to $20.0 million of stock, the Company can repurchase as of today, $20.9 million of its common stock. To date, no shares have been purchased under this 2010 program.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. Headquartered in Cleveland, Ohio, Hawk has approximately 950 employees at 11 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, operating earnings and effective tax rates. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions, including our expectations concerning their impact on the markets the Company serves; the effect of conditions in the financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the costs and outcome of the ongoing SEC and DOJ investigations; the Company’s ability to utilize its cash and short-term investments; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials, including steel, or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates on the Company’s non-U.S. sales; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; control by existing preferred stockholders and significant changes in discount rates and actual investment return on the Company’s pension assets.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Wednesday, March 10, 2010 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
Net sales	$45,588	$57,887	$172,402	$269,648
Cost of sales	32,071	44,412	124,927	192,552

Gross profit	13,517	13,475	47,475	77,096
Operating expenses:
Selling, technical and administrative expenses	8,474	7,899	30,238	37,325
Amortization of finite-lived intangible assets	138	138	553	589

Total operating expenses	8,612	8,037	30,791	37,914

Income from operations	4,905	5,438	16,684	39,182
Interest expense	(1,958)	(2,014)	(8,036)	(8,055)
Interest income	97	410	491	2,089
Other income (loss), net	173	(49)	1,879	1,503

Income from continuing operations, before income taxes	3,217	3,785	11,018	34,719
Income tax provision	1,699	1,508	4,505	12,139

Income from continuing operations, after income taxes	1,518	2,277	6,513	22,580
Income (loss) from discontinued operations, after	51	146	(136)	(1,738)
income taxes

Net income	$1,569	$2,423	$6,377	$20,842

Earnings per share:
Diluted earnings per share:
Income from continuing operations, after income taxes	$0.18	$0.24	$0.75	$2.40
Discontinued operations, after income taxes	—	0.02	(0.02)	(0.19)

Net earnings per diluted share	$0.18	$0.26	$0.73	$2.21

Average shares and equivalents outstanding — diluted	8,316	9,298	8,507	9,356

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31	December 31
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$47,206	$62,520
Short-term investments	35,930	30,774
Accounts receivable, net	27,578	38,569
Inventories	27,495	41,377
Deferred income taxes	1,305	414
Other current assets	5,686	5,521

Total current assets	145,200	179,175
Property, plant and equipment, net	47,096	47,498
Other intangible assets	6,015	6,568
Other assets	6,181	6,751

Total assets	$204,492	$239,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,861	$30,207
Other accrued expenses	15,033	23,010

Total current liabilities	31,894	53,217
Long-term debt	77,090	87,090
Deferred income taxes	2,873	338
Other liabilities	15,165	21,956
Shareholders’ equity	77,470	77,391
Total liabilities and shareholders’ equity	$204,492	$239,992

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